UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2008

Commission File No. 1-10403

TEPPCO Partners, L.P.	Delaware	76-0291058
(Exact name of Registrant as	(State of Incorporation	(I.R.S. Employer
specified in its charter)	or Organization)	Identification Number)

1100 Louisiana Street, Suite 1600
Houston, Texas 77002
(Address of principal executive offices, including zip code)

(713) 381-3636
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 17, 2008, TEPPCO Partners, L.P. (the “Partnership”) received confirmations from participating lenders making effective the Partnership’s exercise of the accordion feature under its Amended and Restated Credit Agreement dated as of October 21, 2004 by and among the Partnership, as borrower, the several banks and other financial institutions party thereto and SunTrust Bank, as the administrative agent for the lenders (as further amended to date, the “Revolving Credit Facility”).  As a result of the exercise of the accordion feature, the bank commitments under the Revolving Credit Facility were increased from $700.0 million to $950.0 million.  All other material terms remain the same as disclosed in the Partnership’s filings with the Securities and Exchange Commission.

As of July 17, 2008, $537.5 million was outstanding under the Revolving Credit Facility, bearing a weighted average interest rate of approximately 3.58%. Amounts repaid under the Revolving Credit Facility may be reborrowed from time to time for acquisitions, capital expenditures and other general partnership purposes.  The commitments under the Revolving Credit Facility mature on December 13, 2012.

SunTrust Bank and certain other lenders under the Revolving Credit Facility and their affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for the Partnership and its affiliates for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.
(Registrant)

By: Texas Eastern Products Pipeline Company, LLC
General Partner

Date: July 21, 2008	By: /s/ William G. Manias
William G. Manias
Vice President and Chief Financial Officer